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                                                                      EXHIBIT 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of ING Variable Products Trust and
The Board of Directors of ING Variable Portfolios, Inc.:

We consent to the use of our reports dated February 11, 2005 on the financial statements of the ING VP MagnaCap Opportunities Portfolio (a series of ING Variable Products Trust) and the ING VP Value Opportunity Portfolio (a series of ING Variable Portfolios, Inc.) incorporated herein by reference and to the reference to our firm under the heading "Financial Highlights" in the Proxy Statement/Prospectus.

                                  /s/ KPMG LLP

Boston, Massachusetts
August 4, 2005